SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

                           Filed by the Registrant [X]

                          Check the appropriate box [X]

                         [ ] Preliminary Proxy Statement
        [ ] Confidential, For Use of the Commission Only (as permitted by
                                Rule 14a-6(e)(2))
                         [ ] Definitive Proxy Statement
                       [ ] Definitive Additional Materials
        [X] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                         MERISTAR HOTELS & RESORTS, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

                                       n/a

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

(1)      Title of each class of securities to which transaction applies:
(2)      Aggregate number of securities to which transaction applies:
(3) Per unit price other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4)      Proposed maximum aggregate value of transactions:
(5)      Total fee paid:


[ ]      Fee paid previously with preliminary materials.
[ ] Check box of any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:
(2)      Form, Schedule or Registration Statement No.:
(3)      Filing Party:
(4)      Date Filed:

Description of Transaction

         The description of the transaction is incorporated by reference to the press release attached as Exhibit 99.1 to this filing on Schedule 14A. Other written soliciting materials used are also attached to this filing as exhibits.

         MeriStar Hotels & Resorts, Inc. will be, and certain other persons named below may be, soliciting proxies from MeriStar's stockholders in favor of the transaction. Some of the directors and executive officers of MeriStar and some of the directors and executive officers of American Skiing Company, a Delaware corporation, may be deemed to be participants in MeriStar's solicitation of proxies.

         The participants in the solicitation include the following directors and officers of MeriStar:

Name                                        Title
--------------------------------------------------------------------------------
Daniel R. Doctoroff                         Director
Kent R. Hance (2)                           Director
Steven D. Jorns                             Director
S. Kirk Kinsell (1)                         Director
David E. McCaslin                           Director
James B. McCurry (1) (2)                    Director
Paul W. Whetsell                            Chairman and Chief Executive Officer
James R. Worms                              Director
James A. Calder                             Chief Financial Officer
John Emery                                  Chief Operating Officer
Louis Schaab                                Senior Vice President, Finance
Christopher L. Bennett                      Vice President, Legal and Secretary
Bruce Riggins                               Director of Finance
Melissa Thompson                            Director of Corporate Communications
------------------------
(1)      Member of the Audit Committee
(2)      Member of the Compensation Committee

         In addition, Daly Gray Public Relations is participating in the solicitation.

         Some of the participants in the solicitation have interests in the merger and associated transactions, some of which may differ from, or may be in addition to, those of MeriStar's stockholders generally:

o In connection with the merger, some of MeriStar's senior officers will become senior officers of Doral International, Inc., the publicly-traded company that will result from the merger. Mr. Paul Whetsell will become the Chief Executive Officer of Doral, and Mr. John Emery will become the Chief Financial Officer of Doral.

o In addition, under the terms of MeriStar's employee stock option plan, the merger will cause all of the options issued under that plan to vest. As a condition precedent to the closing of the merger, MeriStar is required to obtain waivers of that early vesting from

         Messrs. Bruce Wiles, James Calder, Woody Montgomery, John Plunket, John Emery, David McCaslin and Paul Whetsell.

o Paul Whetsell is also a member of the board of directors of American Skiing but has recused himself from all deliberations of American Skiing's board of directors relating to the merger and is not a member of the American Skiing Special Committee.

o Mr. Daniel Doctoroff, a director of MeriStar, is an affiliate of Oak Hill Capital Partners, L.P., which, together with its affiliates, is the largest stockholder of American Skiing and of MeriStar and will control more than 45% of the common stock of Doral following the merger. Mr. Doctoroff has recused himself from all deliberations of MeriStar's board of directors relating to the merger.

o Doral has agreed, from and after the effective time of the merger, to indemnify the present and former directors and officers of MeriStar and has agreed to cause the subsidiary of Doral that will operate the former MeriStar business to maintain directors' and officers' liability insurance for these individuals in place for six years following completion of the merger.

o None of the directors or officers of MeriStar holds more than 1.0% of the outstanding common stock of MeriStar except for Messrs. Daniel Doctoroff (11.1%), Steven Jorns (3.2%) and Paul Whetsell (2.1%). All percentages are as of November 30, 2000.

         In addition, some of American Skiing's directors and officers may be participating in the solicitation. A list of those participants and their interests in the merger and the associated transactions is set forth in American Skiing's statement on Schedule 14A.

Exhibits:

         EXHIBIT NUMBER             DESCRIPTION
         --------------             -----------

               99.1                 Press Release, dated December 11, 2000

               99.2 Script used by Mr. Jerry Daly during the conference call announcing the transaction on December 11, 2000

               99.3 Script used by Mr. Leslie Otten during the conference call announcing the transaction on December 11, 2000

               99.4 Slide presentation to be used beginning on December 12, 2000